Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2024 Results

MURFREESBORO, Tenn. – (Tuesday, August 6, 2024) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and six months ended June 30, 2024.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2024 was $0.81 compared to $0.92 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2024 was $1.52 compared to $1.71 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2024 was $1.18 compared to $1.05 during the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2024 was $2.27 compared to $2.22 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended June 30, 2024 was $1.18 compared to $1.06 during the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2024 was $2.29 compared to $2.16 during the same period in the prior year.

•Normalized FAD for the three months ended June 30, 2024 was $51.8 million compared to $44.6 million during the same period in the prior year. Normalized FAD for the six months ended June 30, 2024 was $102.8 million compared to $92.3 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and six months ended June 30, 2024 included approximately $4.7 million and $7.0 million in the repayment of previously deferred rent and related interest.

•NHI is updating its 2024 annual guidance range which includes the following:
•NAREIT FFO per diluted common share to a range of $4.50- $4.54 from $4.36 - $4.41;
•Normalized FFO per diluted common share to a range of $4.52- $4.56 from $4.37 - $4.43; and
•Normalized FAD to a range of $200.1 million - $201.8 million from $196.7 million - $199.2 million.

A detailed schedule for the 2024 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended June 30, 2024 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants increased $4.8 million, or 7.9%, primarily as a result of an increase in pandemic-related rent deferral repayments of approximately $4.0 million, including a $2.5 million lump sum payment from a cash basis operator, and new investments funded since June 2023, partially offset by properties disposed of since June 2023.

•Straight-line lease revenue decreased $1.7 million, or 57.8%, to $1.2 million. Compared to the first quarter of 2024, straight-line revenue increased by $0.7 million primarily due to the extension of the Senior Living Community (“SLC”) lease maturity.

NHI Reports Second Quarter 2024 Results

August 6, 2024

•Interest income and other was approximately $0.7 million higher primarily due to new and existing loan fundings, net of paydowns on loans since the end of the second quarter of 2023;
•Net operating income (“NOI”) from the Senior Housing Operating Portfolio (“SHOP”) segment, comprised of revenues from resident fees and related services less operating expenses, totaled $3.0 million which is $0.8 million higher than the same period in the prior year due primarily to increased revenues from higher occupancy in the Company’s SHOP activities in the current period;
•Interest expense increased by approximately $0.7 million primarily as the result of increased interest rates and borrowings on the unsecured revolving credit facility;
•Loan and realty losses increased $0.9 million associated with an increase in the credit loss reserve of $0.5 million and real estate impairment charges on one property of $0.7 million in the second quarter of 2024 in the Real Estate Investments segment. During the second quarter of 2023, two real estate properties were impaired resulting in a total of $0.1 million in impairment charges; and
•Gains on sales of real estate, net decreased $9.8 million. The gains recognized in the second quarter of 2024 were primarily associated with the disposition of two properties. During the second quarter of 2023, NHI disposed of three properties that resulted in gains of approximately $11.4 million.
Eric Mendelsohn, NHI President and CEO, stated, “We had another great quarter which exceeded our expectations. Given the strong quarterly results and continued good visibility into the second half of the year we are again raising our full year guidance.”

Mr. Mendelsohn continued, “This year’s outperformance has been driven by internal growth measures which are the result of our carefully planned and executed portfolio optimization. We continue to remain excited about our organic potential from upside in the SHOP portfolio, significant lease revenue tied to revenue growth at multiple triple-net tenants, as well as deferral repayments and future rent resets with strategic operating partners.”

Mr. Mendelsohn concluded, “In addition to our organic growth, we are beginning to enhance our external growth profile. We have already closed on 2024 investments totaling $56.6 million with an average initial yield of 8.4%. We have signed LOIs on another $155.4 million with an average yield of approximately 8.4%. Our cost of capital has improved significantly this year, which creates an outstanding pathway for sustained accretive external investment growth. We have received proposals on deals valued at approximately $1.8 billion of which we are evaluating approximately $270.0 million, excluding portfolio deals and primarily in senior housing assets.”

Portfolio Activity

•In June 2024, NHI acquired a 110-unit assisted living facility located in Sussex, Wisconsin, from Encore Senior Living. The acquisition price was $32.1 million, including $0.1 million in closing costs, and the cancellation of an outstanding construction note receivable held by the Company of $22.2 million including interest. NHI added the facility to an existing master lease with Encore Senior Living for a term of 15 years at an initial lease rate of 8.25%, and annual escalators of 2.21%.

•In June 2024, NHI funded $9.5 million on a mortgage note receivable secured by two facilities with Compass Senior Living, LLC. The five-year loan agreement has an annual interest rate of 8.5% with an option to purchase one or both facilities after July 2026.

•In June 2024, NHI transitioned a leased skilled nursing facility located in Wisconsin to a new operator at the same annual cash rental amount. The new lease contains a tenant purchase option to acquire the property at the end of the initial lease term in 2031 or during the renewal period at a fixed minimum internal rate of return on our investment. In the first quarter of 2024, the Company wrote off to rental income the straight-line rent receivable of approximately $0.8 million associated with the terminated lease.

•In the second quarter of 2024, NHI extended the maturity of the master lease with SLC by two years to December 31, 2031. The extension is part of an agreement whereby NHI is investing $10.0 million in SLC communities as part of the previously announced board-approved total investment of $25.0 million for existing leased properties in the NHI portfolio. As a result of the extension, SLC’s straight-line revenue for the second quarter of 2024 increased to $0.2 million compared to ($0.7) million in the first quarter of 2024.

NHI Reports Second Quarter 2024 Results

August 6, 2024

•The master lease for the three independent living facilities and 32 skilled nursing facilities leased to National HealthCare Corporation expires on December 31, 2026. The master lease contains two additional five-year renewal options at a fair rental value as negotiated between the parties. NHI has engaged Blueprint Healthcare Real Estate Advisors, a national advisory firm focused on skilled nursing and senior housing, to assist with underwriting, diligence, and market analysis with respect to the master lease renewal.

•As previously announced, effective April 1, 2024, the combined rent for the Bickford portfolio was reset to $34.5 million per year with nominal increases through April 1, 2026, at which time the rent will be reset to a fair market value based on the Consumer Price Index (“CPI”). Base rent will escalate annually thereafter based on either a fixed percentage or CPI subject to a floor of 2% and a ceiling of 3%. As part of the lease amendments, NHI agreed to fund up to $8.0 million of capital improvements on various properties, of which less than $0.1 million was funded as of June 30, 2024. Rental revenue will increase at a defined lease rate applied to the amount expended.

•As previously announced, in the second quarter of 2024, NHI completed the sale of two assisted living communities located in Louisiana, previously leased to one of the Company’s tenants on cash basis, for net cash proceeds of approximately $4.7 million, resulting in a gain of approximately $1.4 million.

Recent Pipeline Developments

•NHI currently has approximately $155.4 million of investment opportunities under Board approved signed Letters of Intent (“LOI”) with an average initial yield of approximately 8.4%. The signed LOIs include primarily sale leaseback investments and a loan with a purchase option in senior housing properties.

•NHI has received proposals on a funnel of investment opportunities of approximately $1.8 billion. In addition to the investments that have been Board approved, the Company is currently evaluating a pipeline of approximately $270.0 million of investments which include SHOP, sale-leaseback, and loans with purchase options primarily for senior housing assets. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity
As of June 30, 2024, the Company had $1.1 billion in net debt including $244.5 million outstanding on its $700.0 million revolving credit facility. At July 31, 2024, NHI had $268.0 million outstanding under the $700.0 million revolving credit facility and approximately $52.1 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

NHI continues to maintain a strong financial profile, with a net debt to adjusted EBITDA ratio that is well within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Occupancy
The following table summarizes the average portfolio occupancy for SLC, Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jul-24	Jun-24	May-24	Apr-24	Mar-24	Feb-24	Jan-24	Dec-23
SLC Same-Store	9	84.0%	83.6%	84.1%	83.9%	83.8%	83.2%	83.3%	83.1%
SLC	10	82.9%	82.7%	83.4%	83.2%	83.1%	82.6%	82.8%	82.7%
Bickford Same-Store[1]	38	85.4%	84.7%	84.8%	85.4%	85.4%	85.6%	85.3%	84.6%
Bickford[2]	39	85.8%	85.2%	85.2%	85.8%	85.8%	86.1%	85.7%	85.0%
SHOP	15	88.2%	87.7%	86.8%	86.3%	86.3%	84.9%	84.7%	84.4%

NHI Reports Second Quarter 2024 Results

August 6, 2024

	Properties	Nov-23	Oct-23	Sep-23	Aug-23	Jul-23	Jun-23	May-23	Apr-23
SLC Same-Store	9	83.2%	82.8%	82.1%	81.6%	81.9%	81.7%	81.9%	83.0%
SLC	10	82.6%	82.0%	81.3%	80.7%	81.1%	80.9%	81.1%	82.3%
Bickford Same-Store[1]	38	84.5%	85.3%	84.8%	83.7%	83.0%	82.4%	81.5%	80.9%
Bickford[2]	39	85.0%	85.6%	85.2%	84.1%	83.3%	82.7%	81.9%	81.2%
SHOP	15	82.9%	82.2%	81.2%	78.6%	77.2%	75.6%	75.4%	75.4%

1 Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

Assets Held for Sale and Impairments of Real Estate
At June 30, 2024, two properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $5.7 million, were classified as assets held for sale on the Condensed Consolidated Balance Sheet. Rental income associated with assets held for sale as of June 30, 2024 totaled $0.5 million and $0.9 million for the three and six months ended June 30, 2024, respectively, and $0.4 million and $1.0 million for the three and six months ended June 30, 2023, respectively.

During the three and six months ended June 30, 2024, NHI recorded impairment charges of approximately $0.7 million on one property reclassified to assets held for sale in the second quarter of 2024 in the Real Estate Investments segment. During the three and six months ended June 30, 2023, NHI recorded impairment charges of approximately $0.1 million on two properties and approximately $0.5 million on three properties, respectively, in the Real Estate Investments segment. The impairment charges were determined in connection with the preparation of the financial statements for the applicable quarter and are included in “Loan and realty losses (gains)” in the Condensed Consolidated Statements of Income.

2024 Guidance

The Company’s guidance range for the full year 2024, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Second Quarter 2024 Results

August 6, 2024

	2024 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$134.2	$135.8

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	67.5	67.5
Gains on sales (net) and impairments of real estate	(5.3)	(5.5)
NAREIT FFO attributable to common stockholders	$196.4	$197.8

Adjustments to Normalized FFO (NFFO) attributable to common stockholders
Non-cash write-offs of straight-line receivable	0.8	0.8
Normalized FFO (NFFO) attributable to common stockholders	$197.2	$198.6

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue (net)[1] and lease incentive amortizations	(1.6)	(1.6)
Equity method investment adjustments	(2.7)	(2.7)
Equity method investment non-refundable fees received	1.3	1.5
Non-cash share-based compensation	4.2	4.2
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.2)
Other [2]	4.1	4.0
FAD attributable to common stockholders	$200.1	$201.8

Weighted average diluted common shares	43.6	43.6
NAREIT FFO per diluted common share	$4.50	$4.54
NFFO per diluted common share	$4.52	$4.56

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in credit loss reserves, non-real estate depreciation (net) and amortizations associated with debt facilities

NHI’s 2024 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 25%-30% year over year;
•Continued collection of deferred rents; and
•No incremental benefit from unidentified acquisitions.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, August 7, 2024, at 11:00 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 781474. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

NHI Reports Second Quarter 2024 Results

August 6, 2024

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to common stockholders	$35,227	$39,760	$66,142	$74,244
Elimination of certain non-cash items in net income:
Real estate depreciation	17,276	17,609	34,585	35,127
Real estate depreciation related to noncontrolling interests	(411)	(395)	(822)	(791)
Gains on sales of real estate, net	(1,517)	(11,366)	(1,617)	(12,763)
Impairments of real estate	654	131	654	469
NAREIT FFO attributable to common stockholders	51,229	45,739	98,942	96,286
Gain on operations transfer, net	—	(20)	—	(20)
Loss on early retirement of debt	—	73	—	73
Non-cash write-off of straight-line rent receivable	—	—	786	—
Non-cash rental income	—	—	—	(2,500)
Normalized FFO attributable to common stockholders	51,229	45,792	99,728	93,839
Non-cash lease revenue adjustments, net	(620)	(2,204)	(508)	(4,031)
Non-real estate depreciation, net	180	110	345	200
Amortization of debt issuance costs and discounts, net	872	603	1,694	1,210
Adjustments related to equity method investments, net	(848)	(412)	(1,359)	(706)
Recurring capital expenditures, net	(471)	(344)	(1,025)	(814)
Equity method investment non-refundable fees received	299	216	579	455
Note receivable credit loss expense (benefit)	452	55	462	(701)
Non-cash share-based compensation	686	770	2,842	2,874
Normalized FAD attributable to common stockholders	$51,779	$44,586	$102,758	$92,326

BASIC
Weighted average common shares outstanding	43,397,080	43,388,753	43,392,961	43,388,748
NAREIT FFO attributable to common stockholders per share	$1.18	$1.05	$2.28	$2.22
Normalized FFO attributable to common stockholders per share	$1.18	$1.06	$2.30	$2.16

DILUTED
Weighted average common shares outstanding	43,563,654	43,388,753	43,494,103	43,390,092
NAREIT FFO attributable to common stockholders per share	$1.18	$1.05	$2.27	$2.22
Normalized FFO attributable to common stockholders per share	$1.18	$1.06	$2.29	$2.16

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

NHI Reports Second Quarter 2024 Results

August 6, 2024

	Three Months Ended		Six Months Ended
	June 30,		June 30,
NOI Reconciliations:	2024	2023	2024	2023
Net income	$34,952	$39,447	$65,610	$73,630
Gains from equity method investment	(236)	—	(402)	—
Loss on early retirement of debt	—	73	—	73
Gain on operations transfer, net	—	(20)	—	(20)
Gains on sales of real estate, net	(1,517)	(11,366)	(1,617)	(12,763)
Loan and realty losses (gains)	1,106	186	1,116	(232)
General and administrative	4,870	4,306	10,510	9,959
Franchise, excise and other taxes	47	258	(139)	441
Legal	165	174	400	297
Interest	14,854	14,194	29,723	28,221
Depreciation	17,490	17,730	34,995	35,347
Consolidated net operating income (NOI)	$71,731	$64,982	$140,196	$134,953
NOI by segment:
Real Estate Investments	$68,702	$62,823	$134,097	$130,811
SHOP	2,953	2,111	5,894	4,012
Non-Segment/Corporate	76	48	205	130
Total NOI	$71,731	$64,982	$140,196	$134,953

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2024 Results

August 6, 2024

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO, Normalized FAD and NOI to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Second Quarter 2024 Results

August 6, 2024

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues:
Rental income	$65,760	$60,952	$127,947	$126,250
Resident fees and services	13,390	11,793	26,645	23,493
Interest income and other	5,820	5,131	11,890	10,521
	84,970	77,876	166,482	160,264
Expenses:
Depreciation	17,490	17,730	34,995	35,347
Interest	14,854	14,194	29,723	28,221
Senior housing operating expenses	10,437	9,682	20,751	19,481
Legal	165	174	400	297
Franchise, excise and other taxes	47	258	(139)	441
General and administrative	4,870	4,306	10,510	9,959
Taxes and insurance on leased properties	2,802	3,212	5,535	5,830
Loan and realty losses (gains)	1,106	186	1,116	(232)
	51,771	49,742	102,891	99,344
Gains on sales of real estate, net	1,517	11,366	1,617	12,763
Gain on operations transfer, net	—	20	—	20
Loss on early retirement of debt	—	(73)	—	(73)
Gains from equity method investment	236	—	402	—
Net income	34,952	39,447	65,610	73,630
Add: net loss attributable to noncontrolling interests	304	332	593	633
Net income attributable to stockholders	35,256	39,779	66,203	74,263
Less: net income attributable to unvested restricted stock awards	(29)	(19)	(61)	(19)
Net income attributable to common stockholders	$35,227	$39,760	$66,142	$74,244

Weighted average common shares outstanding:
Basic	43,397,080	43,388,753	43,392,961	43,388,748
Diluted	43,563,654	43,388,753	43,494,103	43,390,092

Earnings per common share - basic	$0.81	$0.92	$1.52	$1.71
Earnings per common share - diluted	$0.81	$0.92	$1.52	$1.71

NHI Reports Second Quarter 2024 Results

August 6, 2024

Selected Balance Sheet Data
($ in thousands)
	June 30, 2024	December 31, 2023
	(unaudited)
Real estate properties, net	$2,106,324	$2,107,082
Mortgage and other notes receivable, net	$240,850	$245,271
Cash and cash equivalents	$14,766	$22,347
Straight-line rent receivable	$85,321	$84,713
Assets held for sale, net	$5,669	$5,004
Other assets, net	$23,982	$24,063
Debt	$1,136,035	$1,135,051
National Health Investors Stockholders' Equity	$1,244,417	$1,253,952

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks, such as the COVID-19 pandemic, on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; our ability to raise capital through equity sales is dependent, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business, or other factors we do not control, could negatively impact such market price and availability of equity capital; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended June 30, 2024. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.